Owen J. Pinkerton

202-216-4812

opinkerton@mmmlaw.com

www.mmmlaw.com

May 4, 2017

via edgar

Securities and Exchange Commission

Main Filing Desk

100 F Street, N.E.

Washington, D.C. 20002

Re:	Steadfast Alcentra Global Credit Fund
Request for Acceleration
File Nos. 333-214405; 811-23210

Ladies and Gentlemen:

On behalf of Steadfast Alcentra Global Credit Fund (the “Fund”), enclosed for filing is the Fund’s request pursuant to Rule 461 promulgated by the Commission under the Securities Act of 1933, as amended (the “Act”), for the acceleration of the effectiveness of its Registration Statement on Form N-2 (File No. 333-214405) under the Act to immediate effectiveness on May 8, 2017 at 3:00 p.m. Eastern Daylight Time or as soon thereafter as is practicable.

If you have any questions, please do not hesitate to contact the undersigned at (202) 216-4812.

Sincerely,

MORRIS, MANNING & MARTIN, LLP

/s/ Owen J. Pinkerton

Owen J. Pinkerton, Esq.

cc:	Christopher Hilbert
Jack Yang

Phone: 202.408.5153 | www.mmmlaw.com

1401 Eye Street, NW | Suite 600 | Washington, DC 20005

Atlanta • Washington, DC • Raleigh-Durham • Savannah

International Marketing Office: Beijing

Steadfast Alcentra Global Credit Fund

18100 Von Karman Avenue

Suite 500

Irvine, California 92612

May 4, 2017

via edgar

Securities and Exchange Commission

Main Filing Desk

100 F Street, N.E.

Washington, D.C. 20002

Re:	Steadfast Alcentra Global Credit Fund
Request for Acceleration
File Nos. 333-214405; 811-23210

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, amended (the “Act”), Steadfast Alcentra Global Credit Fund (the “Fund”) hereby requests acceleration of the effective date of its Registration Statement on Form N-2 (File No. 333-214405) (the “Registration Statement”) under the Act to immediate effectiveness on May 8, 2017 at 3:00 p.m. Eastern Daylight Time or as soon thereafter as is practicable.

If you have any questions, please call me at (949) 852-0700.

Sincerely,

Steadfast Alcentra Global Credit Fund

/s/ Christopher Hilbert

Christopher Hilbert

Chief Executive Officer

cc:	Owen J. Pinkerton, Esq.